EXHIBIT 99.1

First Capital, Inc. Reports Earnings for 2015

CORYDON, Ind., Jan. 29, 2016 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $5.2 million, or $1.87 per diluted share, for the year ended December 31, 2015, compared to net income $5.6 million, or $2.03 per diluted share, for the year ended December 31, 2014.

On December 4, 2015, the Company completed its acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (“Peoples”).  As part of the acquisition, the Company acquired total assets with a fair value of $240 million and assumed liabilities with a fair value of $211 million.  In accounting for the acquisition, $1.4 million was assigned to a core deposit intangible and the excess of cost over the fair value of the acquired net assets of $1.1 million was recorded as goodwill.  During the year ended December 31, 2015, the Company incurred one-time acquisition-related expenses of $1.0 million.

The decrease in net income for the year ended December 31, 2015 is primarily due to the one-time expenses associated with the acquisition and integration of Peoples, partially offset by increases in net interest income after provision for loan losses and noninterest income.  If the one-time acquisition-related expenses and the effect of purchase accounting adjustments are excluded from earnings, the Company would have reported net income of $6.0 million, or $2.16 per diluted share, for the year ended December 31, 2015.

Net interest income after provision for loan losses increased $594,000 for 2015 as compared to 2014. Interest income increased $314,000 when comparing the two periods due to an increase in the average balance in interest-earning assets from $432.6 million for 2014 to $454.4 million for 2015, while the average tax-equivalent yield of interest-earning assets decreased from 4.40% for 2014 to 4.25% for 2015.  Interest expense decreased $140,000 as the average cost of interest-bearing liabilities decreased from 0.34% to 0.29%, which was more than enough to offset an increase in the average balance of interest-bearing liabilities from $338.9 million to $350.6 million when comparing the same two periods.  As a result, the interest-rate spread decreased from 4.06% for 2014 to 3.96% for 2015.  The provision for loan losses was $50,000 for 2015 compared to $190,000 for 2014.  Net charge-offs were $1.5 million for 2015 compared to $266,000 for 2014.  The net charge-offs recognized for 2015 primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $188,000 for 2015 as compared to 2014.  Service charges on deposit accounts and gains on the sale of mortgage loans increased $251,000 and $130,000, respectively, when comparing the two years.  This was partially offset by a decrease of $132,000 in commission income.

Noninterest expenses increased $1.5 million for 2015 compared to 2014 primarily due to $1.0 million in costs related to the acquisition and subsequent integration of Peoples.  In addition, compensation and benefits increased $260,000 and data processing expenses increased $142,000 for 2015 compared to 2014.  The increase in compensation and benefits is primarily due to increased staff from the Peoples locations for December and normal increases in salaries and benefits.

The Company’s net income was $1.1 million, or $0.38 per diluted share, for the quarter ended December 31, 2015 compared to $1.3 million, or $0.46 per diluted share, for the quarter ended December 31, 2014.   During the quarter ended December 31, 2015, the Company incurred one-time acquisition-related expenses of $646,000.  If one-time acquisition-related expenses and the effect of purchase accounting adjustments are excluded from earnings, the Company would have reported net income of $1.6 million, or $0.54 per diluted share, for the quarter ended December 31, 2015.

Net interest income after provision for loan losses increased $488,000 for the quarter ended December 31, 2015 compared to the same period in 2014.  Interest income increased $521,000 when comparing the two periods, due to an increase in the average balance of earning assets from $440.3 million for the quarter ended December 31, 2014 to $494.4 million for the same period in 2015, partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.31% for the period in 2014 to 4.25% for 2015.  Interest expense increased $33,000 as the average balance of interest-bearing liabilities increased from $342.9 million for the quarter ended December 31, 2014 to $383.3 million for the same period in 2015.  The average cost of interest-bearing liabilities remained at 0.31% for both periods.  There was no provision for loan loss recorded in either quarter.

Noninterest income increased $88,000 for the quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014, primarily due to an $85,000 increase in service charges on deposit accounts.

Noninterest expenses increased $674,000 for the quarter ended December 31, 2015 as compared to the same period in 2014, primarily due to $646,000 in costs related to the Peoples acquisition, partially offset by a decrease in professional fees of $143,000.  The decrease in professional fees is primarily due to costs associated with the organization of the Company’s captive insurance subsidiary during the fourth quarter of 2014.

Total assets at December 31, 2015 were $715.8 million compared to $472.8 million at December 31, 2014.  Investment securities, cash and cash equivalents and net loans receivable increased $86.5 million, $75.9 million, and $58.6 million, respectively.  Deposits also increased $224.5 million during year ended December 31, 2015.  All of these changes were primarily due the Peoples acquisition.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) increased from $5.2 million at December 31, 2014 to $11.2 million at December 31, 2015, of which $6.3 million was obtained during the Peoples acquisition.

At December 31, 2015, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  Now you can also follow us on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  The Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2015	2014	2015	2014
(Dollars in thousands, except per share data)

Total interest income	$18,713	$18,399	$5,109	$4,588
Total interest expense	1,004	1,144	302	269
Net interest income	17,709	17,255	4,807	4,319
Provision for loan losses	50	190	0	0
Net interest income after provision for loan losses	17,659	17,065	4,807	4,319

Total non-interest income	5,124	4,936	1,320	1,232
Total non-interest expense	15,608	14,082	4,517	3,843
Income before income taxes	7,175	7,919	1,610	1,708
Income tax expense	1,964	2,312	501	450
Net income	$5,211	$5,607	$1,109	$1,258
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$5,198	$5,594	$1,106	$1,255

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.87	$2.03	$0.38	$0.46

Diluted	$1.87	$2.03	$0.38	$0.46

Weighted average common shares outstanding:
Basic	2,783,508	2,755,588	2,910,808	2,740,502

Diluted	2,783,912	2,755,588	2,911,321	2,740,502

OTHER FINANCIAL DATA

Cash dividends per share	$0.84	$0.84	$0.21	$0.21
Return on average assets (annualized)	1.06%	1.23%	0.82%	1.06%
Return on average equity (annualized)	8.65%	10.09%	6.81%	8.82%
Net interest margin	4.03%	4.14%	4.01%	4.07%
Interest rate spread	3.96%	4.06%	3.94%	4.00%
Net overhead expense as a percentage
of average assets (annualized)	3.19%	3.07%	3.35%	3.26%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2015	2014

Cash and cash equivalents	$109,174	$33,243
Interest-bearing time deposits	16,655	8,270
Investment securities	186,755	100,232
Gross loans	362,581	305,449
Allowance for loan losses	3,415	4,846
Earning assets	661,725	432,544
Total assets	715,827	472,761
Deposits	637,177	412,636
Stockholders' equity, net of noncontrolling interest	74,396	57,121
Non-performing assets:
Nonaccrual loans	4,222	3,139
Accruing loans past due 90 days	355	85
Foreclosed real estate	4,890	78
Troubled debt restructurings on accrual status	1,724	1,900
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	12.24%	10.59%
Tier I - risk based	15.39%	14.55%
Total risk-based	16.20%	15.80%

Chris Frederick
Chief Financial Officer
812-734-3464